Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-67858, 333-102649, 333-103576, 333-114448, and 333-144849 on Form S-8 and Registration Statement Nos. 333-59095 and 333-121549 on Form S-3 of our reports dated March 14, 2011, relating to the consolidated financial statements of VAALCO Energy, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting guidance in 2009 related to the estimation of oil and gas reserves), and the effectiveness of VAALCO Energy, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of VAALCO Energy, Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 14, 2011